UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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FTD Companies, Inc.
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Subject Company: FTD Companies, Inc.

Commission File No.: 001-35901

On July 30, 2014, the following communications were made to employees of FTD Companies, Inc. (“FTD”):

Email to FTD employees from Robert S. Apatoff, President and Chief Executive Officer of FTD:

To All FTD Employees,

We have some exciting news to share with all of you. Today we announced that we have entered into a definitive agreement to acquire Provide Commerce from Liberty Interactive Corporation, helping to achieve our vision to be the leading and most trusted floral and gifting company in the world. This strategic and highly complementary transaction is a key step in achieving our mission of inspiring and delighting our customers when expressing life’s most important sentiments. As a result of the transaction, Liberty will become our largest shareholder, demonstrating their commitment to and belief in the future success of the combined business.

This addition will provide tremendous opportunity for us all, as Provide’s highly recognizable brands, including ProFlowers, Shari’s Berries and Personal Creations, will complement and enhance our existing floral and gifting brands portfolio. We expect that this transaction will improve our ability to further invest in consumer marketing, training programs, and POS technology — a comprehensive suite of initiatives that will benefit our member florists and the industry at large.

The combined company will leverage our highly recognized brands, exceptional talent, existing infrastructure and proven track record of floral and gifting excellence. This will create the foundation for a better FTD that serves our employees, customers, florists, partners and, importantly, our investors.

The transaction is expected to close by the end of 2014, subject to regulatory and stockholder approvals, so we will provide you with additional updates as we progress through the process. Upon completion of the transaction, we will work with the Provide management team to ensure a successful integration. Once the transaction closes, we expect that the combined business will achieve greater operating efficiencies and we will learn from one another to enhance our strong commitment of adopting “best-in-class” operating strategies. I have the utmost confidence that the integration process will be smooth and streamlined, with minimal to no interruption for employees, customers and member florists. In the interim it is business as usual.

All Hands Meeting at 10 AM CDT/4 PM BST Today

We will have an All Hands Meeting today at 10 AM CDT / 4 PM BST to discuss these announcements. I know there will be many questions, and we will do everything we can to communicate information frequently and keep you all updated as we go through this process.

I would like to extend my sincere thanks to the entire FTD team for your hard work and dedication enabling us to embark on this new chapter in our storied history. If you have any questions, please feel free to speak with your supervisor or me. Thank you again for your continued commitment and loyalty to our great company—you are the ones that make it great!

Regards,

Rob

Robert Apatoff

President & Chief Executive Officer

Please do not forward this announcement or otherwise communicate with third parties in writing (including via email) regarding this announcement until you have received instructions or otherwise cleared communications with Scott Levin or your supervisor.  We will provide you with additional instructions at the employee meeting.  Written materials regarding the transaction may be deemed “solicitation materials” and require filing with the SEC.

Additional Information

FTD will solicit the required approval of its stockholders by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Frequently asked questions made available to all employees of FTD:

For Distribution to FTD Employees Only

Introduction:

Date: July 30, 2014

Below are responses to frequently asked questions regarding the proposed acquisition of Liberty Interactive Corporation’s Provide Commerce business (“Provide”) by FTD Companies, Inc. (“FTD”).

For more information please see the press release and investor presentation, which can be found on the investor relations portion of the www.ftdcompanies.com website.

Frequently Asked Questions

Employee Questions

Background on the Transaction

1.              Why did FTD and Liberty Interactive Corporation (“Liberty”) choose to enter into this agreement?  What are the primary benefits to doing so?

•                  Uniting our two highly complementary floral businesses — FTD’s iconic florist led business and Provide’s pioneering direct-to-customer business — will create a robust platform that will truly be differentiated in the floral space.

•                  This also creates a unique opportunity for the new combined entity to be an enhanced gifting company, with a more robust gifting portfolio. FTD and Provide will have the opportunity to cross-sell their existing brands with each other.

•                  Our united company will be better able to tackle the increased challenges of the ever-changing e-commerce and gifting industries, and expand into new gifting categories to further delight our customers.

2.              How does the combination of FTD and Provide align with our mission and vision?

•                  FTD’s mission is: “To inspire, support and delight our customers when expressing life’s most important sentiments.”

•                  FTD’s vision is: “To be the leading and most trusted floral and gifting company in the world.”

•                  Provide’s mission is “to deliver a WOW experience that makes gift-givers heroes in the eyes of their recipients as they celebrate life’s special moments.”

•                  Provide’s vision is: “to become the world’s most compelling gift giving destination. We strive to continually innovate and evolve the customer experience, inspiring unprecedented brand loyalty and passion.”

•                  As you can see, FTD and Provide share a common mission and vision. Together, we have an opportunity to create an outstanding floral and gifting company, focused on creating an outstanding gifting experience for our customers for all of life’s most important moments.

3.              Why is this acquisition a good thing?

•                  It strengthens the company strategically and financially, for example through higher revenues and long-term efficiencies and profitability.

•                  The combined company will give FTD and Provide employees career opportunities and new ways to delight our customers.

4.              Why did FTD and Liberty choose to enter into this agreement vs. other competitors?

•                  Provide and FTD attract very different but complementary customer segments. Combined, we can focus on our strengths for each brand in these different customer areas, while expanding on our complementary business lines.

•                  FTD has an extensive florist network while Provide Commerce effectively sources their flowers directly from top growers. The combined company will be able to offer comprehensive gifting services at great value to its customers in the U.S. and around the world.

•                  The combination of brands allows us to offer a wider selection of floral and gifting products providing consumers with greater convenience and choice.

•                  Cost synergies and increased sales opportunities between the two entities appear meaningful.

5.              How long has FTD been in negotiations with Liberty regarding the acquisition?

•                  Discussions regarding this transaction have been ongoing, and details will be in the proxy statement relating to the transaction, which will be filed later this year.

6.              I have heard this called an “acquisition” and a “merger”.  Is there a difference?  What is it?  Does that matter?

•                  FTD will be the surviving public company.  This is an acquisition.

•                  From an operational standpoint, it can be viewed as a merger because we are combining roughly equal peer-sized companies to create one company with a unified vision.

•                  The companies treated the diligence process as a merger, as Liberty will become the largest stockholder in the new entity and play an active role going forward.

7.              What growth opportunities do we envision for the combined company, our customers, and our employees?

•                  Company: cross-selling revenue opportunities; efficiency on marketing; expanded access to personalization products across FTD’s floral network; leveraging Provide’s best-in-class supply chain network to support FTD’s florist network members, providing them with greater cost efficiencies.

•                  Customers: diversified and expanded product assortment and new product offerings; for FTD’s member florists, an enhanced ability to serve their customers through our combined services and product offerings.

•                  Employees: new career opportunities; increased brands and products to inspire, support and delight our customers.

8.              What is the difference between a transaction “signing” and “closing”?

•                  Signing or announcement is the point at which all significant terms in the transaction have been agreed upon by both management teams and the Board of Directors of each company. Closing occurs once all regulatory hurdles have been met, FTD’s public stockholders have approved the transaction and the acquisition is consummated. Upon closing, Provide will become a wholly-owned subsidiary of FTD.  The transaction is expected to close by the end of 2014, subject to customary closing conditions including approval by regulators and FTD’s stockholders.

About Provide Commerce

9.              What is Provide Commerce? How is it organized?

•                  ProFlowers

•                  Gourmet Food includes the Shari’s Berries and Cherry Moon Farms

•                  Personal Creations

•                  Developing Brands — Kalla is an online luxury floral service; Sincerely operates through a number of apps, Sesame Gifts, Postagram Ink Cards and PopBooth; and Gifts.com: Gifts.com wants to be your gifting resource.

What Changes Today?

10.       How can I help make this transaction successful? What should I do differently today following this announcement vs. my current objectives?

•                  Remain focused on your objectives. You can provide the most support by continuing to do the outstanding work that our customers have come to expect from us.

11.       Should we begin to work directly with the Provide team? Any restrictions?

•                  Each company will operate independently until the acquisition closes. During the interim period, there will be some discussions between both companies about integration planning. Managers and Senior Leadership will authorize and lead these discussions. You should not initiate discussions with Provide employees unless authorized. You can always discuss any questions about restrictions on sharing information with the Provide team with your manager.

12.       Will my role change?

•                  Between today and the closing of the transaction, it’s business as usual, with the businesses operating on a stand-alone basis. While it is not anticipated that many roles will have significant changes, following closing of the transaction, some changes to roles and responsibilities may occur as a result of the transaction as we adopt “best-in-class” operating strategies.

13.       What can I communicate—externally, to partners we work with, etc.?

•                  A communication plan has been developed with respect to all major external stakeholders of the company. Unless you are specifically authorized to communicate about this proposed transaction by our external communication team or are tasked with managing a specific partner relationship in this communication plan, please refer all interested persons to the official press release that is posted on FTD’s corporate website. Please do not deviate from this press release or offer additional information unless you have been specifically authorized by our external communications team to do so.

14.       How do I handle any press or investor inquiries?

•                  All press inquiries should be directed to FTD’s PR representative, Emily Bucholz, at +1-630-724-6692 or pr@ftdi.com and investor inquiries should be directed to FTD’s IR representative, Jandy Tomy, at +1-630-724-6984 or ir@ftdi.com.

What Changes in the Future?

15.       What is the timeline for the transaction?

•                  The transaction is expected to close by the end of 2014, and until then, FTD and Provide will continue to operate separately. While the transaction is being completed, FTD and Provide expect no change in their independent, existing operations, including customer service and product availability.

•                  Once the transaction closes, the post-merger integration will happen in stages and may take up to 3 years to complete.

16.       Have Provide’s management team committed to staying on after the transaction is complete?

•                  We believe Provide’s management team is committed to an effective integration and will play a critical role in the success of the combined company.

17.       Will Liberty still play a role in the combined entity?  If so, what is that role?

•                  Liberty will own 35 percent of FTD at closing, reflecting Liberty’s commitment and belief in FTD. Liberty will be the single largest stockholder and be actively involved at the board level. FTD will expand its Board of Directors from seven to 11 directors with Liberty selecting four new directors for appointment to the Board.

18.       How will the combined entity be led?  What leadership decisions have been made?

•                  Combination of both management teams are expected to lead the combined company.

•                  Upon closing of the transaction, Rob Apatoff will be the President and CEO of the combined organization.

•                  The role of Chris Shimojima, the CEO of Provide, has not been formalized. Rob and Chris will work together on the new strategy for the unified organization and the organization structure and senior leadership roster will come out of that process.

19.       What will the new organization structure look like?

•                  The new organization structure has not yet been determined, but will be created based on the strategy for the combined organization and the needs of the business.

20.       Will we start cross-selling between entities?

•                  Yes, after closing we will determine a plan to cross-sell between all brands.

Integration

21.       How will we integrate the existing companies?  When?

•                  Management teams from both Provide and FTD will work together to understand the details of each company and the associated businesses.

•                  Integration teams will be set up for all major business units and functional areas, working together to develop detailed integration plans that will capitalize on synergies, while ensuring we do not interrupt business processes.

22.       When do we get to meet our counterparts?

•                  Over the next few weeks, leadership from FTD will be reaching out to Provides’s senior leadership team to discuss introductions for key teams and departments that would be made at an appropriate time.

•                  We expect FTD team members will be visiting Provide and its distribution centers (when appropriate) over the next few months, and you can discuss any questions about introductions with your manager.

23.       What is the combined entity’s strategy?

•                  Leadership from both FTD and Provide will work together after closing to determine a new strategy for the combined organization.

•                  The new strategy will be a combination of strengths from both organizations, opportunities to leverage synergies and improve both businesses.

Questions, Suggestions, and Resources

24.       I have ideas for making the future company a success.  With whom should I share them?

•                  FTD employees should send suggestions and comments to communications@ftdi.com

25.       When is the next planned communication about the merger, and what will we answer then that was not answered today?

•                  We know there will be many questions going forward and we will do our best to keep you updated on important developments.  If you have specific questions or concerns, email communications@ftdi.com.  We cannot guarantee we will have an answer for all questions. There are many things that are still being determined as we work through the process, but we do want to hear your feedback.

•                  We will do our best to answer specific questions whenever possible.

•                  We will also collect questions and provide updates on common questions to all employees during Town Hall meetings or Mercury News.

Additional Information

FTD will solicit the required approval of its stockholders by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Slides presented at an FTD employee meeting:

FTD Employee Meeting July 30, 2014

About FTD Companies, Inc. FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in 150 countries. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K. The business is made up of: International Rev: $157.1mm 25% of total Florist Rev: $158.2mm 26% of total Consumer International Florist 2013 Revenues: $627.3mm FTD Vision Statement To be the leading and most trusted floral and gifting company in the world. FTD Mission Statement To inspire, support, and delight our customers when expressing life’s most important sentiments. (B to B) (B to B&C) (B to C)

FTD Company Highlights Premier Brands: FTD, Interflora and the Iconic Mercury Man Strong Consistent Cash Flows Innovative and Differentiated Products and Services Differentiation Through “Best-In-Class” Partner Brands Growth Opportunities – Organic and Inorganic Experienced Management Team 2

Over 100 Year Company History

1910 –
FTD is founded in Rochester, NY by John A. Valentine

1923 –
A British Unit of FTD is formed in response to the success of the network in America, now known as Interflora

1994 –
FTD was acquired by Perry Capital Corporation from the florists and converted into a for-profit corporation

1999 –
FTD.COM files an IPO to be listed on NASDAQ under the ticker "EFTD"

2002 –
FTD, Inc. completes a reverse merger with FTD.COM pursuant to which FTD, Inc. became listed on NASDAQ under the ticker "FTDI"

February 2004 –
Leonard Green & Partners acquires FTD

January 2005 –
Interflora incorporates (converts from a trade association to a commercial business)

February 2005 –
FTD Group, Inc. files an IPO to be listed on NYSE under the ticker "FTD"

July 2006 –
FTD acquires Interflora British Unit

August 2008 –
United Online, Inc. acquires FTD Group, Inc.

April 2012 –
Interflora British Unit acquires Gifts division of Flying Brands, comprised of the Flying Flowers, Flowers Direct and Drake Algar businesses

November 2013 –
United Online, Inc. completes tax-free Spin-Off to make FTD Companies, Inc. an independent, publicly-traded company listed on NASDAQ under the ticker "FTD"

1910 1923 1994 1999 2002 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013

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International footprint Best in class brands Strengthened florist and direct ship & gifting capability Liberty becomes largest stockholder Enhanced consumer experience with broader offerings Increased market cap The Numbers FTD Provide 970 Employees 867 $ 627 Million 2013 Revenue $ 608 Million COMBINED Employees 1,837 Revenue $1.2 Billion

Provide Commerce Today Over $600MM business, one of the nation’s leading ecommerce companies, and the definitive destination for all consumer gifting needs and occasions Our diversified family of brands offer unparalleled access to one of the most compelling gift giving portfolios and experiences found anywhere in the world We are the go-to source for gifting ideas, inspiration, tips, and discovery We combine exceptional operational platforms with superior service and highly efficient marketing programs Over 860 full-time employees in 14 locations across US

Perishables Non-Perishables Developing Portfolio Growth Timeline Provide Commerce - Our Family of Brands

Provide Commerce - Portfolio Growth Timeline

Our Mission To deliver a “wow” experience that makes gift givers heroes in the eyes of their recipients as they celebrate life’s special moments. Our Vision To become the world’s most compelling gift giving destination. We strive to continually innovate and evolve the customer experience, inspiring unprecedented brand loyalty and passion. Common Mission and Vision to FTD

ProFlowers and ProPlants



Our Flowers Deliver

For gifters who want to send a gift of flowers that delivers the right message. A gift that shows their love and support. ProFlowers is the online floral brand that guarantees service, value, and reliability when it matters most. We deliver the bouquet you choose, when you want it, field fresh and ready to bloom for at least 7 days of long-lasting joy. On time. Every time. And always at a great price.

Brand Strengths

+ Grower direct model, which drives value
+ Guaranteed on-time fresh delivery
+ What-you-see-is-what-will-bloom
+ Floral and plant expertise
+ A longer bloom
+ Empowered and proactive customer service

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Curated Gourmet Experiences For those who want to send a gourmet gift that leaves a lasting impression, Cherry Moon Farms is the brand that hand selects the freshest fruits and savories and pairs them to create a unique, curated gourmet gift basket experience. Our baskets are carefully prepared to ensure they arrive fresh and ready to impress, guaranteed. Brand Strengths A curated assortment built from distinct pairings Artisan quality First pick, straight-from-the-orchard Specialty gourmet at a value Strong supplier relationships Packaged for care & presentation Guaranteed on-time fresh delivery Cherry Moon Farms

For gifters who want to wow their friends and family with a thoughtful, novel, and indulgent gift, Shari’s Berries is the brand that takes ordinary treats and transforms them into something extraordinary through decadent and imaginative toppings, beautifully packaged and delivered to the door fresh and on time, guaranteed. Everything is Better Dipped Brand Strengths Mouthwatering delicious ingredients Imaginative and decadent toppings and decorations Expert gift wrapping Guaranteed on-time fresh delivery Empowered and proactive customer service Shari’s Berries

For gifters who want to nourish their bonds with friends and family through a reflective and meaningful gift that creates a moment, Personal Creations is the gifting destination for personalizing one-of-a-kind items with an extensive creative and contemporary palette drawn from a wide assortment that stays fresh and relevant through a continual stream of new designs. Fostering Life’s Moments Brand Strengths Personalization Unique and contemporary products Gifting Inspiration Seasonal & cultural relevancy Quality Gift wrapping & delivery Competitive pricing Personal Creations

Key Combination Benefits Enhances FTD’s Position as One of the World’s Leading and Most Trusted Floral and Gifting Companies Premium, Multi-Branded, and Highly Recognizable Portfolio of Assets Deepens Floral and Gifting Product Offerings Offers Enhanced Shopping Experience – Greater Convenience and Choice – to Broader Customer Base Strengthens Floral Network Financially Attractive Transaction with Significant Cost Synergies to Drive Stockholder Value Addition of Liberty as a Significant, Committed Stockholder for Long-Term Success and Growth

A Leading Floral and Gifting Provider with Powerful Brand Portfolio FTD and Interflora are both among the leading and most trusted floral and gifting brands in the world FTD and Interflora have high unaided brand awareness with consumers The iconic Mercury Man logo, one of the most recognized global floral symbols worldwide, is in nearly 40,000 floral shops in 150 countries The Provide Commerce brand portfolio has become a destination of choice for consumer gifting needs and occasions, providing access to one of the most compelling gift-giving portfolios and experiences in the industry EXCEPTIONAL COMBINED BRAND PORTFOLIO The transaction combines FTD’s iconic brands, FTD and Interflora, with nearly two centuries of combined history, with Provide Commerce’s highly diversified and recognizable family of brands

Exciting New Company & Future for FTD and Provide

Additional Information FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary. Participants in Solicitation FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

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